Michael P. Daly Elected Berkshire Hills Chairman;

Lawrence A. Bossidy Elected Lead Independent Director

Pittsfield, MA – December 17, 2012 – Berkshire Hills Bancorp, Inc. (NYSE:BHLB) today announced that President and CEO Michael P. Daly has been elected Chairman of the Board of Directors effective on January 1, 2013.  The Board has also elected current Chairman Lawrence A. Bossidy to the new position of Lead Independent Director effective on the same day.  Identical elections of Messrs. Daly and Bossidy were made by the Board of Berkshire Bank, the banking subsidiary of Berkshire Hills Bancorp.

CEO Daly stated, “I’m honored to assume the leadership of the Berkshire Board and I look forward to continuing the strong focus on business execution which has been a hallmark of Larry Bossidy’s long and distinguished leadership of our Company.  I’m delighted that he will continue to have an active role in his new capacity as Lead Independent Director.  Our team has built a locally focused, customer-centric institution and invested in a strong infrastructure positioned across the middle of our four state region.  The Board and the Company remain committed to responsibly serving the financial needs of our markets and to providing strong returns to our investors.”

Mr. Bossidy added, “The election of Mike Daly as Chairman recognizes his success as CEO in building our strong franchise, and the confidence of our directors in his judgment, business acumen, and leadership.  I look forward to working with him in my new role as Lead Independent Director, in conjunction with our Board and management team, to achieve continuing success in serving all of our constituencies.”

Mr. Daly was appointed President and Chief Executive Officer of the Company and the Bank in October 2002.  During his tenure as chief executive, Mr. Daly has navigated Berkshire through significant growth, market share expansion, and profitability gains.  Total assets have risen to $5.5 billion, with 75 branches operating in Massachusetts, New York, Connecticut and Vermont.  Among Mr. Daly’s achievements are the creation of Berkshire Bank’s distinctive “America’s Most Exciting Bank® brand platform and the development of a high performance team oriented culture.   Berkshire is now one of the country’s hundred largest exchange traded banks.  In recognition of its standing and achievements, Berkshire recently moved its stock listing to the New York Stock Exchange.

Mr. Daly is a Pittsfield native who began his banking career in commercial lending with Bank of Boston.  He joined the Company in 1986, rising to Executive Vice President and Senior Loan Officer prior to his appointment as CEO.  Mr. Daly holds a Master of Business Administration degree from the Columbia University School of Business and a Bachelor of Science degree from Westfield State College. He currently serves as chairman of the board of the Berkshire Business Roundtable and the Berkshire County Cystic Fibrosis Foundation, as well as serving with several other boards and volunteer associations.

                                                                                                                       BHLB – Berkshire Hills Bancorp                                                                                                       Page 1
www.berkshirebank.com

Mr. Bossidy joined the Board as Chairman in 2002 and serves on the Compensation and Corporate Governance/Nominating Committees. His notable career has included the positions of Chairman and Chief Executive Officer of Honeywell International, Chairman and Chief Executive Officer of AlliedSignal, Chief Operating Officer of General Electric Credit, President of General Electric's Services and Materials Sector and Vice Chairman of General Electric. Mr. Bossidy has also served as a member of the Board of Directors of Merck & Co., J.P. Morgan, and K&F Industries Holdings.  In his new position as Berkshire’s Lead Independent Director, he is expected to have involvement in agenda-setting, communication with other independent directors, planning, and performance evaluation activities.  The duties and responsibilities of this position will be discussed in the Company's 2013 Proxy Statement.

Berkshire also announced the retirement of Catherine B. Miller as a Director of the Company and the Bank, effective immediately. Ms. Miller has served as a Berkshire Bank director for nearly 30 years and as a director of the Company since 2000.  Mr. Daly commented, “We appreciate Catherine’s long service and knowledge of our local markets.  We wish her well following her retirement from our Board and look forward to her continued participation on the Board of the Berkshire Bank Foundation.”

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank – America’s Most Exciting Bank®. The Company has approximately $5.5 billion in assets and 75 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

###

Contacts:

Media Contact:  Lori Gazzillo; AVP, Community Relations; 413-822-1695

Investor Relations Contact:  David Gonci: Investor Relations Officer; 413-281-1973

                                                                                                                          BHLB – Berkshire Hills Bancorp                                                                                                                Page 2
www.berkshirebank.com